Exhibit 99.3

Cambium Learning Group Inc. Updates Recently Released Operating Performance

Dallas, May 14, 2010-Cambium Learning Group, Inc. [NASDAQ: ABCD, the “Company”], a leading provider of research-based education solutions for students in Pre-K through 12th grade, including intervention curricula, educational technologies and services, today updated information provided during the Company’s recently released operating performance.

In 2010, the Company internally tracks Order Volume which has been a measure of product shipments, orders for our on-line subscriptions, and new services contracts. Order Volume is used by management as an indicator of revenue and cash flow. Order Volume previously excluded content licensing fees we receive when our intellectual property is licensed to third parties for inclusion in their products. While these fees are currently not a significant part of the Company’s business, they could become significant and the Company believes that such licensing fees should be included in the Order measurement as used by management.

On the Company’s first quarter earnings call (May 11, 2010) the Company reported that Order Volume was flat in the first quarter of 2010 when compared to the first quarter of 2009. This measurement excluded licensing fees of $1.7 million in the first quarter of 2009 from a single transaction related to use of our assessment product under an agreement originally entered into in 2004.  The Company recently re-negotiated this agreement and under the terms of the new agreement, licensing fees will now be paid in the fourth quarter versus what was the first quarter in 2009.

While the year on year difference is mainly timing, the inclusion of license fees in the first quarter of 2009 results in an Order Volume decline of 6% for the Company as a whole and a decline of 32% for the Sopris Business Unit compared the same 2010 period. This updated Order Volume data has no impact on previously reported GAAP numbers or the Company’s reported non–GAAP measurement of Adjusted EBITDA which will be reported in the Company’s upcoming Quarterly Report on Form 10-Q.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Sales are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that Adjusted EBITDA and Adjusted Sales provide useful information to investors because they reflect the underlying performance of the ongoing operations of the company, including the recent acquisition of Voyager Learning Company, and provide investors with a view of the combined Company’s operations from management’s perspective. Adjusted EBITDA and Adjusted Sales exclude items that do not reflect the underlying performance of the combined Company by removing significant one-time or certain non-cash items. The Company uses these measures to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress towards performance targets, which directly affect compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company’s liquidity.

About Cambium Learning Group, Inc.
Cambium Learning Group, Inc. (NASDAQ:ABCD) is based in Dallas, Texas, and operates three business units: Voyager, a comprehensive intervention business; Sopris, a supplemental solutions business; and Cambium Learning Technologies, which includes ExploreLearning, IntelliTools, Kurzweil and Learning A-Z. Through its core divisions, Cambium Learning Group, Inc. provides research-based education solutions for students in Pre-K through 12th grade, including intervention curricula, educational technologies and services primarily focused on serving the needs of the nation’s most challenged learners and enabling students to reach their full potential. The company’s website is www.cambiumlearning.com.

Media and Investor Contact:
Shannan Overbeck
Cambium Learning Group, Inc.
214.932.9476
shannan.overbeck@cambiumlearning.com

Forward Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties and other factors that may cause the markets, actual results, levels of activity, performance or achievements of Cambium Learning Group, Inc. to be materially different from any actual future results, levels of activity, performance or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K-12 enrollment and demographic trends, the level of educational and education technology funding, the impact of federal, state and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition and the risk that competitors will seek to capitalize on the risks and uncertainties confronting the new combined company, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc. does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

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